UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2010

GLOBAL HEALTH VENTURES, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-137888	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employee Identification No.)

409 Granville Street, Suite 1023, British Columbia Canada	V6C 1T2
(Address of Principal Executive Offices)	(Zip Code)

(604) 324-4844
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

As described in Item 3.02 below, on March 19, 2010, Global Health Ventures, Inc. (the “Company”) entered into a private transaction with one investor. This transaction is more fully described in Section 3.02 of this Current Report. The information therein is hereby incorporated in this Section 1.01 by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On March 19, 2010 (the “Closing Date”), the Company sold to one investor (the “Investor”) a $4,200,000 non interest bearing debenture with a 25% original issue discount, that matures in forty eight (48) months from the Closing Date for $3,150,000, consisting of $400,000 paid in cash at closing and eleven secured promissory notes, aggregating $2,750,000, bearing interest at the rate of 6% per annum, each maturing fifty (50) months after the Closing Date (the “Investor Notes”). The Investor Notes, which are in the principal amount of $250,000, are mandatorily pre-payable, in sequence, at the rate of one note per month commencing on the seven (7) month anniversary of the Closing Date. If the prepayment occurs, the entire aggregate principal balance of the Investor Notes in the amount of $2,750,000, together with the interest outstanding thereon, will be paid in eleven (11) monthly installments such that the entire amount would be paid by July 19, 2011. For the mandatory prepayment to occur, no Event of Default, as defined under the Debenture, shall have occurred and the outstanding balance due under the Debenture must have been reduced to $3,666,667 on the seventh month anniversary of the Closing Date and be reduced at the rate of $333,334 per month thereafter.

One of the Events of Default includes the failure of the Company to maintain an average daily dollar volume of common stock traded per day for any consecutive ten (10) day period of at least $20,000 or, if the average value of the shares pledged to secure our obligation under the Debenture (as subsequently described) falls below $2,500,000.

Under the Debenture, commencing six (6) months after the Closing Date, the Investor may request the Company to repay all or a portion of the Debenture by issuing the Company’s common stock, $0.0001 par value, in satisfaction of all or part of the Debenture, valued at the Market Price, (as defined in the Debenture), of the Company’s common stock at the time the request is made (collectively, the “Share Repayment Requests”).  The Investor may not request repayment in common stock if, at the time of the request, the amount requested would be higher than the difference between the outstanding balance owed under the Debenture and 125% of the aggregate amount owed under the Investor Notes.

The Company may prepay all or part of the Debenture upon ten (10) days prior written notice and we are entitled to satisfy a portion of the amount outstanding under the Debenture by offset of an amount equal to 125% of the amount owed under the Investor Notes, which amount will satisfy a corresponding portion of the Debenture.

Further, as part of this financing, the Investor acquired warrants to purchase up to eight hundred thousand dollars ($800,000) worth of our common stock. The warrants initial exercise price per share (the “Exercise Price”) is the lesser of (a) $1.00 per share, or (b) the Market Price as defined in the warrants (the “Investor Warrants”).  The Investor Warrants contain full ratchet anti-dilution provisions as to the exercise price and are exercisable for a five year period.

Mr. Hassan Salari, our Chief Executive Officer and President (the “Affiliate”), pledged an aggregate of ten million (10,000,000) shares of our common stock pursuant to a pledge agreement (the “Pledge Agreement”) to secure our obligations under the Debenture.

The issuance of the Debenture and Investor Warrants was an unregistered sale of securities conducted pursuant to Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

The foregoing description of the Investor Notes, Investor Warrants and Debenture are not intended to be complete and is qualified in their entirety by the complete text of those agreements attached as exhibits to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
4.1	Form of Securities Purchase Agreement, dated as of March 19, 2010, by and among the Company, the Investor and the Affiliate.
4.2	Form of Debenture, dated March 19, 2010, issued by the Company to the Investor.
4.3	Form of Pledge Agreement, dated March 19, 2010, by and among the Company, the Investor and the Affiliate.
4.4	Form of the Investor Secured Purchase Note, dated March 19, 2010, by and between the Company and the Investor.
4.5	Form of Warrant issued by the Company to the Investor, dated March 19, 2010.
4.6	Form of Escrow Agreement, dated March 19, 2010, by and among the Company, the Investor, the Escrow Agent and the Affiliate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized

GLOBAL HEALTH VENTURES, INC.

Date: March 25, 2010	By:	/s/ Hassan Salari
Hassan Salari
President, Chief Executive Officer and Director